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                                                                     Exhibit 4.4


                                CREDIT AGREEMENT

                             dated February 23, 1993


                                   relating to


                             DM 4,200,000 Term Loan

                        DM 5,500,000 Working Capital Line


                                     between


                 WESPA Metallsagenfabrik Simonds Industries GmbH

                                   as Borrower


                                       and


                        The First National Bank of Boston
                          Zweigniederlassung Frankfurt

                                    as Lender










--------------------------------------------------------------------------------
                         HENGELER MUELLER WEITZEL WIRTZ
                                Frankfurt am Main




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THIS AGREEMENT is made on February 23, 1993 between

(1) WESPA Metallsagenfabrik Simonds Industries GmbH, Lochmuhle 3, 3509 Spangenberg, registered in the Commercial Register of the Lower District Court (Amtsgericht) Melsungen under No. HRB 1321 (the "Borrower"); and

(2) The First National Bank of Boston Zweignieder-lassung Frankfurt, Friedrich-Ebert-Anlage 2-14 (City-Haus), 6000 Frankfurt am Main (the "Bank").

THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

         "AS-IF-OPENING-BALANCE-SHEET" means the As-If-Opening-Balance-Sheet prepared in accordance with GAAP and correctly translated from the "Als-Ob-Eroffnungsbilanz" as of the Balance Sheet Date prepared by Arthur Andersen & Co. GmbH Wirtschafts-prufungsgesellschaft
Steuerberatungsgesellschaft, Frankfurt am Main.

         "BALANCE SHEET DATE" means January 1, 1992 which is the date of the As-If-Opening-Balance-Sheet of the Borrower.

         "BANKING DAY" means any day on which banks are open for business in Frankfurt am Main.

         "BORROWING BASE REPORT" means a report with respect to a Borrowing Base of the Borrower in the form of SCHEDULE 2.

         "BORROWING BASE" means, at any time of determination, an amount equal to the sum of the following: (a) eighty percent (80 %) of the Eligible Receivables, plus (b) fifty percent (50 %) of the Eligible Inventory provided that the maximum amount of 50 % of Eligible Inventory to be taken into account for calculating the Borrowing Base shall be DM 2,250,000.

         "CLOSING FEE" means the fee in the amount of U.S.$ 30,000 payable by the Borrower to The First National Bank of Boston, Boston Office, Eastern Commercial III, and to be deducted by the Bank from the disbursements to be made on the Disbursement Date.

         "CONSOLIDATED TANGIBLE NET WORTH" means, at any date as of which the amount thereof shall be determined, the consolidated total assets of the Borrower and its Subsidiaries (carried on the books and records of the Borrower in accordance with GAAP) MINUS (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the Balance Sheet Date (other than any write-up in the book value of inventory if and to the extent




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permitted in accordance with GAAP) and (e) the value of any minority interests in Subsidiaries AND (ii) Consolidated Total Liabilities, PLUS any Subordinated Intercompany Debt.

         "CONSOLIDATED TOTAL LIABILITIES" means, at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries, including in any event all Indebtedness.

         "DISBURSEMENT DATE" means the date on which the Term Loan and certain drawings under the Working Capital Line Facility are to be disbursed.

         "DM" means Deutsche Mark.

         "EBIT" means for any period an amount equal to Net Income for such period, plus the following, to the extent deducted in computing such Net Income:
(i) interest on Indebtedness for borrowed money, (ii) taxes and (iii) all extraordinary items.

         "ELIGIBLE INVENTORY" means, at any given time, the lesser of (a) the fair market value of, or (b) the amounts shown on the books and records of the Borrower (valued on a first-in first-out basis, in accordance with GAAP) in respect of, all inventory owned by the Borrower which is held for sale or which consists of raw materials or work-in-progress, and which:

         (i) is subject to a valid, first priority (except for Permitted Liens) security transfer of title in favour of the Bank under the Security Transfer Agreement;

         (ii) is in good saleable condition, is not deteriorating in quality and is not obsolete;

         (iii) is owned by the Borrower free and clear of all liens, security interests or encumbrances whatsoever other than those in favour of the Bank and Permitted Liens, less the aggregate amount of accounts payable relating to the Eligible Inventory (whereby accounts payable to Simonds Industries, Inc. for the delivery of goods which relate to Eligible Inventory shall not be deducted).

          "ELIGIBLE RECEIVABLES" means, at any given time, the aggregate amount of all accounts receivable (including bills of exchange) carried on the books and records of the Borrower in accordance with GAAP arising in the ordinary course of business of the Borrower, less all reserves with respect to such accounts receivable and less any and all offsets, right of retention, counterclaims or other contras in respect thereof, and which accounts receivable

         (i) are originally due in accordance with the standard terms presently extended by the Borrower payable within no more than one hundred and twenty (120) days of the date of invoice, and are not past due by more than thirty (30) days;




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         (ii)     constitute the valid, binding and legally enforceable
                  obligation of the obligor thereon, and are not expressly subordinated to any other claims against such obligor;

         (iii) are not evidenced by any instrument, unless for the benefit of the Bank or the Borrower;

         (iv) are owned by the Borrower free and clear of all liens, security interests or encumbrances whatsoever, other than those in favour of the Bank and Permitted Liens;

         (v) are not the subject of a return, rejection, loss of or damage to the goods, the sale of which gave rise to the account receivable, or any request for credit or adjustment, or any other dispute with the obligor of the account receivable;

         (vi) are from an obligor on the account receivable which is creditworthy in the reasonable business judgment of the Bank;

         (vii) are not accounts receivable from an obligor which is subject to or for which a petition has been filed by itself or any third party, for relief under any existing of future law relating to bankruptcy, composition, insolvency, reorganization or relief of debtors, made a general assignment for the benefit of creditors, suspended business operations, became insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;

         (viii) are subject to a valid, first priority security interest (except for Permitted Liens) in favour of the Bank pursuant to the Global Assignment Agreement; and

         (ix) are otherwise satisfactory to the Bank, in its sole discretion, using reasonable business judgment.

         plus bills of exchange which have been, and for as long as they remain to be, accepted by the Bank under the discount credit according to Clause 3.2.5 below.

         For the purpose of this definition, to the extent that the Borrower is at any time directly or contingently indebted for any reason to any obligor, the accounts receivable owing to the Borrower by such obligor shall be deemed to be subject to an offset, right of retention, counterclaim or other contra in the amount of such indebtedness.

         "EVENT OF DEFAULT" means any of the events specified in Clause 12.



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         "FLEET AGREEMENT" means the Amended and Restated Credit Agreement dated as of November 1, 1991 between Fleet Bank of Massachusetts, N.A and Simonds Industries, Inc. as amended, supplemented, restated or novated from time to time.

         "GAAP" means generally accepted accounting principals as in effect from time to time in the United States of America, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

         "GLOBAL ASSIGNMENT AGREEMENT" means the global assignment agreement between the Borrower and the Bank.

         "GUARANTEES" means the guarantees dated as of January 29, 1993 by Simonds Holding Company Inc. and Simonds Industries Inc. in favour of the Bank.

         "GUARANTORS" means Simonds Holding Company Inc. and Simonds Industries Inc.

         "INDEBTEDNESS" means, with respect to any person or entity, and includes, without duplication, all obligations of such person or entity which in accordance with GAAP shall be classified upon a balance sheet as liabilities of such person or entity, and in any event includes all (i) obligations of such person or entity for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such person or entity, even though such person or entity has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person or entity, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) guaranties of obligations of others for borrowed money, and (v) rentals on any capitalized lease.

         "INTEREST PERIOD" means any interest period relating to the Term Loan as specified in Clause 7.1.1.

         "LAND CHARGES VOLKSBANK HESSISCH-LICHTENAU" means the following land charges (Grundschulden) granted in favour of Volksbank Hessisch-Lichtenau eG, Hessisch-Lichtenau:

         (i) registered in Division III of the Land Register of the Lower District Court (Amtsgericht) Melsungen vol. 95, folio 3071 (before vol. 60, folio 2042), with respect to any or all of the real properties

                  - con. no. 1: Jahnstra(beta)e, district of Spangenberg, lot 5, parcel 91/1, 1.600 square Meters (before con.
                            no. 25 in vol. 60, folio 2042: Am Muhlgraben);

                  - con. no. 2: Heinrich-Bender-Stra(beta)e 7, district of Spangenberg, lot 22, parcel 19/1, 1.561 square Meters (before con. no. 17 in vol. 60, folio 2042);



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                  -        con. no. 3: Heinrich-Bender-Stra(beta)e 7, district
                           of Spangenberg, lot 22, parcel 20, 396 square Meters (before con. no. 20 of vol. 60, folio 2042: In der
                           Aue)

                  in the following amounts:

                  -        con. no. 1 (before con. no. 5 of vol. 60, folio
                           2042): land charge in the amount of DM 150,000;

                  -        con. no. 2 (before con. no. 6 of vol. 60, folio
                           2042): land charge in the amount of DM 50,000;

                  -        con. no. 3 (before con. no. 16 of vol. 60, folio
                           2042): land charge in the amount of DM 200,000;

                  -        con. no. 4 (before con. no. 18 of vol. 60, folio
                           2042): land charge in the amount of DM 200,000;

                  -        con. no. 5 (before con. no. 19 of vol. 60, folio
                           2042): land charge in the amount of DM 400,000;

         (ii) registered in Division III of the Land Register of the Lower District Court (Amtsgericht) Melsungen vol. 59, folio 1978, with respect to any or all of the real properties

                  - con. no. 4: Lochmuhle 3-7, district of Spangenberg, lot 5, parcel 92/1, 2.445 square Meters;

                  - con. no. 5: Adam-Schenk-Stra(beta)e, district of Spangenberg, lot 4, parcel 54/5, 16 square Meters; and

                           Lochmuhle 3-7, district of Spangenberg, lot 5, parcel 92/8, 4.290 square Meters in the following amounts:

                  -        con. no. 1: land charge in the amount of DM 70,000;

                  -        con. no. 2: land charge in the amount of DM 130,000;

                  -        con. no. 3: land charge in the amount of DM 100,000;

                  -        con. no. 4: land charge in the amount of DM 950,000;

                  -        con. no. 5: land charge in the amount of DM 600,000;

                  -        con. no. 6: land charge in the amount of DM 400,000;



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                  -        con. no. 7: land charge in the amount of DM 200,000.

         "LOAN DOCUMENT" or "LOAN DOCUMENTS" means, as the case may be, any or all of the Security Transfer Agreement, Global Assignment Agreement, Trade Mark Assignment Agreement, Guarantees, Share Pledge Agreement, Assignment of Land Charges Hessisch-Lichtenau, Simonds Holding Statement of Subordination, Simonds Industries Statement of Subordination, Term Loan Notice of Drawing, Repayment Notice of Drawing, any other notice of drawing hereunder, Borrowing Base Report, form for the opening of accounts with the Bank, or any other contract, agreement, or instrument in relation to this Agreement to which the Borrower and/or the Guarantors are or will become a party.

         "NET INCOME" means the consolidated gross revenues of the Borrower and its subsidiaries for the period in question, less all expenses and other proper charges (including taxes on income), all determined in accordance with US-GAAP.

         "PERMITTED LIENS" means

         (i) any judicial liens in favour of third parties (e.g. taxes, landlords, warehouses) arising by operation of law;

         (ii) any liens on goods supplied to the Borrower arising from a retention of title (Eigentumsvorbehalt) imposed by the suppliers of the Borrower in connection with the supply of goods in the ordinary course of business of the Borrower;

         (iii) any security transfers, assignments for security purposes, land charges, pledges, or other encumbrances created by the Borrower in favour of third parties in connection with indebtedness for borrowed money as permitted pursuant to Clause 9.1 below or on any of the fixed assets or inventory or accounts receivable of the Borrower released pursuant to the respective provisions of the Security Transfer Agreement, the Global Assignment Agreement and the Trade Mark Assignment Agreement.

         "REAL ESTATE" means the real estate owned by the Borrower and registered in:

         (i) the Land Register of the Lower District Court (Amtsgericht) Melsungen vol. 95, folio 3071 (before vol. 60, folio 2042),

                  - con. no. 1: Jahnstra(beta)e, district of Spangenberg, lot 5, parcel 91/1, 1.600 square Meters (before con. no. 25 in vol. 60, folio 2042: Am Muhlgraben);

                  - con. no. 2: Heinrich-Bender-Stra(beta)e 7, district of Spangenberg, lot 22, parcel 19/1, 1.561 square Meters (before con. no. 17 in vol. 60, folio 2042);




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                  -        con. no. 3: Heinrich-Bender-Stra(beta)e 7, district
                           of Spangenberg, lot 22, parcel 20, 396 square Meters (before con. no. 20 of vol. 60, folio 2042: In der
                           Aue)

         (ii) the Land Register of the Lower District Court (Amtsgericht) Melsungen vol. 59, folio 1978,

                  - con. 4: Lochmuhle 3-7, district of Spangenberg, lot 5, parcel 92/1, 2.445 square Meters ;

                  - con. no. 5: Adam-Schenk-Stra(beta)e, district of Spangenberg, lot 4, parcel 54/5, 16 square Meters;

                  - Lochmuhle 3-7, district of Spangenberg, lot 5, parcel 92/8, 4.290 square Meters; and

                  - con. no. 6: Lochmuhle 3-7, district of Spangenberg, lot 5, parcel 92/10.

         "SECURITY TRANSFER AGREEMENT" means the security transfer agreement between the Borrower and the Bank.

         "SHARE PLEDGE AGREEMENT" means the share pledge agreement between Simonds Industries Inc. and Simonds Holding Company Inc. as pledgors and the Bank as pledgee concerning a pledge over all shares in the Borrower.

         "SIMONDS HOLDING STATEMENT OF SUBORDINATION" means the statement of subordination by Simonds Holding Company Inc. in favor of the Bank.

         "SIMONDS INDUSTRIES STATEMENT OF SUBORDINATION" means the statement of subordination by Simonds Industries Inc. in favour of the Bank.

         "SUBORDINATED INTERCOMPANY DEBT" means indebtedness owed to Simonds Industries Inc. or directly or indirectly wholly owned subsidiaries of Simonds Industries Inc. the payment of principal of and interest on which is expressly subordinated in right of payment, in form and on terms approved by the Bank in writing, to the prior payment in full of any outstandings owed by the Borrower to the Bank, and includes in particular, but without limitation, the Indebtedness subordinated by the Simonds Holding Statement of Subordination and the Simonds Industries Statement of Subordination.

         "SUBSIDIARY" means any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower or a Subsidiary of the Borrower; or any other such organization the management of which is directly or indirectly controlled by the Borrower or a Subsidiary of the Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower has a 50% ownership interest.



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

         "TERM LOAN" means the term loan in the nominal amount of DM 4,200,000.

         "TERM LOAN NOTICE OF DRAWING" means the notice of drawing of the Borrower with respect to the Term Loan.

         "TOTAL LIABILITIES" means all liabilities of the Borrower as determined in accordance with GAAP.

         "TRADE MARK ASSIGNMENT AGREEMENT" means the trade mark assignment agreement between the Borrower and the Bank.

         "WORKING CAPITAL LINE FACILITY" means the working capital line facility granted by the Bank to the Borrower in the aggregate nominal amount of DM 5,500,000.

2.       THE TERM LOAN

         2.1 TERM LOAN: The Bank shall make the Term Loan available to the Borrower in one amount.

         2.2 PURPOSE: The Borrower shall apply the proceeds of the disbursement of the Term Loan exclusively to

                  2.2.1 firstly, to the extent necessary after having made full use of an amount of DM 3,380,000 which will be drawn by the Borrower under the Working Capital Line Facility on the basis of the Borrowing Base as of the Disbursement Date for the repayments (including the guarantees required from the Bank for outstanding bills of exchange) to Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG and Kreissparkasse Kassel pursuant to Clause 3.2 below, to the repayment of any residual amounts still outstanding with the same; and

                  2.2.2 secondly, to the extent of the unused portion of the Term Loan after payments pursuant to Clause 2.2.1 above, to the payment of all accrued interest and the partial repayment of principal of the intercompany loan extended to the Borrower by Simonds Holding Company Inc. pursuant to the Intercompany Loan Agreement dated January 21, 1992 in the principal amount of U.S. $2,533,376.00.

                  2.3 The Bank is hereby unconditionally and irrevocably instructed by the Borrower to disburse the usable amount of the Term Loan by purchasing, with the DM amount drawn, U.S. Dollars in Frankfurt am Main at the spot rate prevailing at the time of drawing, and by remitting the U.S. Dollar amount to Simonds Holding Company Inc. in partial discharge of the claim of Simonds Holding Company Inc. against the Borrower for payment of accrued interest and repayment of capital on the intercompany loan specified in Clause 2.2.2 above, all in accordance with the Term Loan Notice of Drawing.

3.       THE WORKING CAPITAL LINE FACILITY



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         3.1      FACILITY: The Bank shall grant the Borrower the Working
Capital Line Facility.

         3.2 PURPOSE: The Borrower shall apply the proceeds of drawings under the Working Capital Line Facility as follows:

                  3.2.1 The Borrower shall repay (or use) an amount equalling the amount notified by Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG, Spangenberg, to the Bank as of the Disbursement Date (or any other date specified by the aforementioned bank) to be the aggregate amount of repayable outstanding sums (or sums required by such bank to be guaranteed by the Bank with respect to outstanding bills of exchange) of principal, interest, fees and other amounts under the credit agreement (Kreditvertrag) no. 20 0686 made between Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG as lender and the Borrower as borrower and dated September 27, 1990.

                  3.2.2 The Borrower shall repay (or use) an amount equalling the amount notified by Kreissparkasse Kassel, Kassel, to the Bank as of the Disbursement Date (or any other date specified by the aforementioned bank) to be the aggregate amount of repayable outstanding sums (or sums required by such bank to be guaranteed by the Bank with respect to outstanding bills of exchange) of principal, interest, fees and other amounts under the credit agreement (Universalvertrag fur Geschaftskredite) customer no. 86058 made between Kreissparkasse Kassel as lender and the Borrower as borrower and dated January 23, 1992.

                  3.2.3 With respect to the amounts specified pursuant to Clauses 3.2.1 and 3.2.2 above, the Bank is hereby unconditionally and irrevocably instructed by the Borrower to disburse the aforesaid amounts under the Working Capital Line Facility (or any amounts drawn with respect to the repayments specified pursuant to Clauses 3.2.1 and
         3.2.2 above under the Term Loan pursuant to Clause 2.2.1 above) directly to Volksbank Spangenberg Zweigniederlassung der Volksbank Hess-Lichtenau and Kreissparkasse Kassel, respectively.

                  3.2.4    Except for the amounts specified in Clauses 3.2.1 and
         3.2.2 above, the Borrower shall apply the proceeds of any drawings under the Working Capital Line Facility exclusively to the financing of its day to day business operations.

                  3.2.5 From the Working Capital Line Facility, an amount of up to DM 1,000,000 may be drawn by the Borrower as discount credit against presentation by the Borrower to the Bank of bills of exchange (Wechsel) under the following terms and conditions:

                           3.2.5.1 The Bank may decide on the acceptance of bills of exchange on a case by case basis. The Bank will in any event only accept bills of exchange which have a maximum maturity of no more than ninety (90) days and which are




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                  (except where otherwise agreed by the Bank on a case by case basis) acceptable for rediscount by the Deutsche Bundesbank.

                           3.2.5.2 If no special agreement is made, bills of exchange shall be deemed accepted by the Bank for collection purposes only, but not for discounting by the Bank.

                           3.2.5.3 If no special agreement is made, the Bank shall be authorized to present bills of exchange for payment at maturity or to rediscount bills of exchange with the Deutsche Bundesbank.

                           3.2.5.4 The Bank shall be authorized to return bills of exchange to the Borrower and to debit the account of the Borrower accordingly (including any loss of interest or other damage suffered by the Bank) if:

                                    (i)      the Bank will become aware of any
                           circumstances which, in the reasonable discretion of the Bank, give rise to believe that any of the obligors under the bill of exchange is not or no longer in a position to honour the bill of exchange at maturity; or

                                    (ii)     the bill of exchange will be
                           protested by any of the obligors thereunder; or

                                    (iii)    any bill of exchange rediscounted
                           by the Bank with the Deutsche Bundesbank will be returned by the Deutsche Bundesbank to the Bank thereafter on the basis that the bill of exchange is found by the Deutsche Bundesbank not to be suitable for rediscount; or

                                    (iv)     the bill of exchange will not be
                           honoured in the full amount against presentation at maturity; or

                                    (v)      the proceeds from presentation of
                           the bill of exchange cannot be collected at maturity by the Bank in full due to any legislative or governmental act; or

                                    (vi)     the Bank will not or not timely be
                           in a position, for reasons for which the Bank is not responsible, to present the bill of exchange for payment at maturity.

                           3.2.5.5 At the time of accepting delivery of a bill of exchange for collection, the Bank shall acquire title to the bill of exchange for security purposes. At the time of accepting delivery of a bill of exchange for discount, the Bank shall acquire unrestricted legal title to the bill of exchange. If the Bank will be entitled to return any discounted bill of exchange to the Borrower and to debit the account of the Borrower accordingly, the Bank shall retain title to the bill of exchange for security purposes.

                           3.2.5.6 When acquiring title to a bill of exchange, the Bank shall also acquire title to the claims underlying the bill of exchange (assignment for security purposes).

                           3.2.5.7 The transfer of title to the bills of exchange and the assignment of security purposes of the underlying claims shall serve the purpose of securing all claims the Bank may have against the Borrower as a result of any event entitling the Bank to return the bill of exchange to the Borrower.

4.       DISBURSEMENTS

         4.1 DISBURSEMENT OF TERM LOAN: Subject to the exception granted in Clause 4.3 below with respect to the repayment to be made to Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG, the Borrower shall on the Disbursement Date draw the Term Loan in one amount. The Bank shall only be obliged to disburse the Term Loan if all of the following conditions have been met in full:

                  4.1.1 REPRESENTATION, WARRANTIES, AGREEMENTS: As of the Disbursement Date, the representations, warranties and agreements of the Borrower in this Agreement and in any of the other Loan Documents to which the Borrower is or is to become a party, and of the Guarantors in the Guarantees are true and accurate in all respects and have been duly complied with.

                  4.1.2 TERM LOAN NOTICE OF DRAWING: The Bank shall have received not later than 10 a.m. (Frankfurt time) on the second Banking Day prior to the Disbursement Date the Term Loan Notice of Drawing certifying that, as of the Disbursement Date, the representations, warranties and agreements of the Borrower in this Agreement and in any of the other Loan Documents to which the Borrower is or is to become a party and of the Guarantors in the Guarantee are true and accurate in all respects and have been duly complied with, and that no Event of Default has occurred.

                  4.1.3 AGREEMENTS EXECUTED: On or prior to the Disbursement Date, all agreements and documents listed in SCHEDULE 1 hereto have been, in form and contents satisfactory to the Bank, duly executed, delivered and exchanged by all parties thereto, and where indicated delivered to the Bank in the original or where appropriate in copy.

                  4.1.4 CLOSING FEE: On or prior to the Disbursement Date, the Bank shall have the right to withhold the Closing Fee free of any counterclaim or right of set-off.

         4.2 DRAWINGS UNDER THE WORKING CAPITAL LINE FACILITY: On the Disbursement Date or any other date specified by Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau eG or Kreissparkasse Kassel the Borrower shall draw the amounts specified




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
pursuant to Clauses 3.2.1 and 3.2.2 above and shall be entitled on or after the Disbursement Date to draw other amounts under the Working Capital Line Facility. To the extent requested by the Borrower the Bank shall provide guarantees to Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau e.G. and Kreissparkasse Kassel for liabilities of the Borrower to these credit institutions resulting from bills of exchange up to a maximum amount of DM 180,000 in the case of Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau e.G. and DM 100,000 in the case of Kreissparkasse Kassel. For the time and to the extent that liabilities of the Borrower to Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau e.G. and Kreissparkasse Kassel resulting from bills of exchange are existing, the granting of guarantees by the Bank concerning such liabilities is deemed to be a drawing under the Working Capital Line Facility. The Bank shall only be obliged to disburse any amounts and to make any guarantees under the Working Capital Line Facility if:

                  4.2.1 CONDITIONS FOR TERM LOAN: all of the conditions specified in Clause 4.1 above have been met in full; and

                  4.2.2 REPAYMENT NOTICE OF DRAWING: the Bank shall have received not later than 10 a.m. (Frankfurt time) on the second Banking Day prior to the Disbursement Date the Repayment Notice of Drawing; and

                  4.2.3 DISBURSEMENT OF TERM LOAN: the Term Loan has been disbursed upon the fulfilment of all conditions precedent thereto.

         4.3 WAIVER: The Bank may in its free discretion and upon terms as it deems appropriate, waive the compliance with the whole or any of the conditions precedent for disbursement set forth in Clauses 4.1 and 4.2 above. Until the Bank will be in receipt of satisfactory evidence of the execution of the Assignment of Land Charges Hessisch-Lichtenau and the statement of Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG pursuant to Clause 3.2.1 in form and contents satisfactory to the Bank, the Bank shall have the right to withhold from the Term Loan and/or the Working Capital Line Facility such amounts as will in the discretion of the Bank be necessary to make the payments (or give the guarantees with respect to outstanding bills of exchange) required to be made to induce Volksbank Spangenberg Zweigniederlassung der Volksbank Hess.-Lichtenau eG to execute the Assignment of Land Charges Hessisch-Lichtenau (albeit in escrow) and the statement pursuant to Clause 3.2.1 in form and substance satisfactory to the Bank.

5.       REPAYMENT OF TERM LOAN

         5.1 REPAYMENTS: Subject as otherwise provided in this Agreement, the Term Loan shall be repaid in 28 equal quarterly installments in the amount of DM 150,000 each, the first of which shall be payable on March 31, 1993 and the last of which shall be payable on December 31, 1999.

         5.2 PREPAYMENTS: The Borrower shall be entitled to prepay at the end of an Interest Period principal amounts of the Term Loan in the minimum amount of DM 100,000 or integral multiples thereof. Any notice of prepayment shall be irrevocable and shall be given at least one month prior to the date of prepayment. Any prepayment will be applied to any outstanding ordinary installments of repayment in inverse order of maturity.

         5.3      NO REBORROWINGS: Any amounts repaid pursuant to Clauses 5.1 or
5.2 above may not be reborrowed.

6.       AVAILABILITY, REPAYMENT AND CANCELLATION OF WORKING CAPITAL LINE
FACILITY

         6.1 CURRENT CHECKING ACCOUNT: The Borrower shall open a current checking account (Kontokorrentkonto) at the office of the Bank in Frankfurt am Main by completing standard documentation required in accordance with usual practice of the Bank.

         6.2 DRAWINGS: Subject always to Clause 6.4 below, the Borrower shall be entitled to borrow, repay and reborrow any amounts made available under the Working Capital Line Facility, provided, however, that the aggregate amounts of outstandings (principal, interest and fees and charges) with respect to discount credit pursuant to Clause 3.2.5 above may at no time exceed DM 1,000,000, and further provided that the aggregate amount of outstandings (principal, interest and fees and charges) may in total at no time exceed DM 5,500,000.

         6.3 CANCELLATION OF WORKING CAPITAL LINE FACILITY: The Working Capital Line Facility is made available to the Borrower on an on demand basis and may be cancelled by the Bank at any time in whole or in part. Upon receipt of a written notice from the Bank to the effect that the Working Capital Line Facility shall be cancelled in its entirety or reduced to a certain maximum amount, the Borrower shall repay to the Bank within five (5) Banking Days from receipt of such notice any amounts outstanding under the Working Capital Line Facility, including accrued interest and fees and charges, which are in excess of the newly determined maximum amount (which may be a nil amount) of the Working Capital Line Facility. The Working Capital Line Facility will automatically terminate on December 31, 1999 (or any other earlier date on which the Term Loan will be repaid) on which date all outstanding amounts under the Working Capital Line Facility including accrued interest and fees and charges shall become due and payable to the Bank.

         6.4 BORROWING BASE: The aggregate amount of outstandings (principal, interest, fees and charges) under the Working Capital Line Facility may at no time exceed the Borrowing Base. If at any time the aggregate outstanding amount will exceed the Borrowing Base for any reason whatsoever, the Borrower shall immediately notify the Bank thereof and shall within five (5) days pay the amount of such excess to the Bank.

7.       INTEREST

         7.1      TERM LOAN: The Term Loan shall bear interest as follows:

                  7.1.1 INTEREST PERIODS: Interest shall be calculated and payable by reference to successive Interest Periods. Each Interest Period shall be of 1, 2, 3 or 6 months' duration as selected by the Borrower in the Term Loan Notice of Drawing or thereafter in a notice received by the Bank not later than 10 a.m. (Frankfurt time) on the second Banking Day prior to the first day of the Interest Period, provided that

                           7.1.1.1 if the Borrower fails to select the duration of the next applicable Interest Period in accordance with the provisions of this Clause 7.1.1, such Interest Period shall be for a period of three (3) months;

                           7.1.1.2 each subsequent Interest Period shall commence on the day immediately following the expiry of the preceding Interest Period;

                           7.1.1.3 if an Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next Banking Day in the same calendar month or, if none, on the immediately preceding Banking Day.

                  7.1.2 INTEREST RATE: The Interest rate shall be calculated as follows:

                           7.1.2.1 Unless otherwise provided in this Agreement the rate of interest for the Term Loan applicable to each Interest Period shall be the rate of 1.5 % p.a. (one and one half of one percent per annum) above the Frankfurt InterBank Offered Rate ("FIBOR") relating to such Interest Period. FIBOR shall mean the rate p.a. at which prime banks are being offered deposits in Deutsche Mark for like periods in the Frankfurt InterBank Market as quoted on Telerate Screen Page No. 2200 at or about 11 a.m. Frankfurt time on the third Banking Day prior to the first day of such Interest Period.

                           7.1.2.2 If, for any reason, the quotation pursuant to Clause 7.1.2.1 shall not be available, then interest relating to such Interest Period shall be determined by the Bank which determination shall be conclusive and binding on the Borrower as being the arithmetic mean rounded upwards to the nearest 1/16 of one percent of the rates p.a. at which the Bank is being offered similar amounts for similar periods in Deutsche Mark by prime banks in the Frankfurt InterBank Market at or about 11 a.m. Frankfurt time on the second Banking Day prior to the first day of such Interest Period.

                           7.1.2.3 INTEREST PAYMENTS: Interest for each Interest Period shall be payable in arrears on the last day of the respective Interest Period.

         7.2 WORKING CAPITAL LINE FACILITY: Any drawings under the Working Capital Line Facility shall bear interest as follows:

                  7.2.1 DISCOUNT CREDIT: Any amounts drawn under the Working Capital Line Facility with respect to discount credit pursuant to Clause 3.2.5 shall bear interest at the rate per annum equal to the Discount Rate (Diskontsatz), as fixed by the Deutsche Bundesbank from time to time, plus 1.25%.

                  7.2.2 OTHER DRAWINGS: Any other amounts drawn under the Working Capital Line Facility pursuant to Clauses 3.2.1, 3.2.2 and
         3.2.4 above shall bear interest

                           7.2.2.1 up to an amount of drawings of no more than DM 4,000,000 at the rate per annum equal to the annual rate of interest announced from time to time by the Bank as its "best offered overdraft rate" for loans in Deutsche Mark plus 0.25%; and

                           7.2.2.2 if and for so long as the aggregate amount of drawings exceeds DM 4,000,000, with respect to the excess amount at the rate per annum equal to the annual rate of interest announced from time to time by the Bank as its "best offered overdraft rate" for loans in Deutsche Mark plus 0.50%.

                  7.2.3 DRAWINGS FOR GUARANTEES: For any drawings under the Working Capital Line Facility for amounts which shall be guaranteed by the Bank to Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau eG or Kreissparkasse Kassel for outstanding bills of exchange pursuant to Clauses 3.2.1 or 3.2.2 above, the Bank shall receive, in lieu of interest thereon, a guarantee fee at the rate of 0.25% per annum. Any provisions of this Agreement applicable to interest on drawings under the Working Capital Line Facility shall apply mutatis mutandis to such fee.

                  7.2.4 INTEREST PAYMENTS: Interest shall be payable monthly in arrears at the end of each calendar month.

         7.3 INTEREST CALCULATION: All calculations of interest on the Term Loan or drawings under the Working Capital Line Facility shall be based on a 360-day year and on the actual amount of days elapsed on which the respective amounts of principal were outstanding.

8.       CERTAIN COMMON PROVISIONS

         8.1 MANDATORY PREPAYMENT FOLLOWING CHANGE OF OWNERSHIP: In the event that the Borrower ceases to be a directly or indirectly wholly owned subsidiary of Simonds Industries Inc. or any corporation, partnership or other entity which is wholly owned by Simonds Industries Inc., the Borrower shall repay, immediately upon the occurrence of such event, all principal and accrued interest and any other sums outstanding under the Term Loan and pursuant to all drawings made under the Working Capital Line Facility.

         8.2 PAYMENTS DUE ON NON-BUSINESS DAY: Except as otherwise specifically provided herein, whenever a payment to be made hereunder becomes due on a day which is not a Banking Day, the due date for such payment shall be extended to the next succeeding day which is a Banking Day, and interest shall accrue during such extension.

         8.3 CHANGE IN MARKET CONDITIONS: In the event that the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the FIBOR applicable to the Term Loan, the Bank shall forthwith give written notice of such determination (which shall be conclusive and binding on the Borrower) at least one (1) Banking Day prior to the first day of the Interest Period concerned. In such event, the Bank shall negotiate with the Borrower with a view to agreeing on an alternative basis for calculating the interest payable on and/or for making, maintaining and/or funding of the Term Loan. Any alternative basis agreed in writing by the Bank and the Borrower within two (2) weeks of the Bank's notification shall take effect in accordance with its terms. If an alternative basis is not so agreed, the Borrower shall immediately prepay the Term Loan together with accrued interest at the rate per annum equal to the rate specified by the Bank to be an interest rate equivalent to the cost to the Bank of funding plus 1.5%.

         8.4 ILLEGALITY: If any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful, or any central bank or other fiscal, monetary or other governmental authority having jurisdiction over the Bank shall assert that it is unlawful, for the Bank to make or maintain the Term Loan and/or the Working Capital Line Facility, the Bank shall forthwith give written notice to the Borrower. In such event, any amounts outstanding under the Term Loan or drawn under the working Capital Line Facility shall be prepaid by the Borrower together with accrued interest and any other amounts outstanding at the last day of the current Interest Period applicable to the Term Loan or at such earlier date as may be required by law.

         8.5 INCREASED COSTS: If any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof, or any request, directive, instruction or notice hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other governmental authority, shall:

                  8.5.1 hereafter subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement (other than taxes on income or profit of the Bank); or

                  8.5.2 materially change the basis of taxation (except for changes in taxes on income or profit of the Bank) of payments to the Bank of the principal of or interest on any amounts outstanding under this Agreement; or

                  8.5.3 impose or increase or render applicable any deposit, reserve, assessment, liquidity, or other similar requirements against assets held by, or deposits in or for the account of, or loans by, or commitments of, or bankers acceptances created by, the Bank; or

                  8.5.4 impose on the Bank any other conditions or requirements with respect to this Agreement, and

                  8.5.5    the result of the foregoing is

                           (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining the Term Loan or any drawings under the Working Capital Line Facility; or

                           (ii) to reduce the amount of principal, interest or other amounts payable to the Bank under this Agreement; or

                           (iii) to require the Bank to make any payment or to forego any interest or other sum payable under this Agreement, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower under this Agreement,

                  8.5.6 then, and in each such case, the Borrower shall, upon demand by the Bank, at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum, as determined by the Bank which determination by the Bank shall be conclusive and binding on the Borrower, safe for manifest error.

         8.6 CAPITAL ADEQUACY: If the Bank shall have determined that any present or future applicable law, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any of the foregoing, imposes or increases a requirement by the Bank to allocate capital resources to the Bank's commitment to make, or to the Bank's maintenance of, loans hereunder, which has or would have the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of the Bank's capital) but for such applicability, change, interpretation or compliance, by any amount deemed by the Bank to be material, the Bank shall promptly after its determination of such occurrence give written notice thereof to the Borrower. The Borrower and the Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate the Bank for such reduction. If the Borrower and the Bank are unable to agree to such adjustment within two (2) weeks of the day on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such applicability, change, interpretation or compliance), the amounts payable hereunder shall increase by an amount which will, in the Bank's reasonable determination, compensate the Bank for such reduction, the Bank's determination of such amount to be conclusive and binding on the Borrower, absent manifest error. In determining such amount, the Bank may use any reasonable methods of averaging, allocating or attributing such reduction among its customers.

         8.7 INTEREST ON OVERDUE AMOUNTS: Interest on overdue amounts shall be calculated as follows:

                  8.7.1 INTEREST ON OVERDUE PRINCIPAL: If the Borrower shall fail to pay any amount of principal or any other sums (except for interest) payable by it under this Agreement on the due date thereof, the Borrower shall pay interest on the overdue amount, for the period from the due date until the date of receipt of payment of the overdue amount, at the rate per annum equalling the interest rate applicable to the overdue amount under this Agreement plus 3%.

                  8.7.2 INTEREST ON OVERDUE INTEREST: If the Borrower shall fail to pay any amount of interest on the due date thereof, the Borrower shall pay contractual damages with respect to such overdue amount to be calculated in accordance with Clause 8.7.1 above.

                  8.7.3 FURTHER DAMAGES: The right of the Bank to demand compensation for further damages suffered by reason of the delay in payment shall remain unprejudiced.

                  8.7.4 ASSIGNMENT OF SUBORDINATED LOANS: The Borrower already here and now assigns for security purposes to the Bank and the Bank accepts such assignment of, any and all claims the Borrower may have

                           (i) against Simonds Holding Company Inc. or any successor or assign with respect to the intercompany loan governed by the Simonds Holding Statement of Subordination; or

                           (ii) against Simonds Industries Inc. or any successor or assign with respect to the Simonds Industries Statement of Subordination for repayment of any amounts paid by the Borrower to Simonds Holding Company Inc. and/or Simonds Industries Inc., as the case may be, in violation of the subordination provided in the Simonds Holding Statement of Subordination or the Simonds Industries Statement of Subordination.

         8.8 CERTIFICATES CONCLUSIVE: Any certificate, calculation, determination, notification, opinion or selection of the Bank provided for or referred to in this Agreement, shall be conclusive and binding on the Borrower, save for manifest error.

         8.9 INDEMNITY: The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense that the Bank may sustain or incur as a consequence of a delay in payment by the Borrower in payment of principal or interest on the Term Loan or drawings under the Working Capital Line Facility, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its refinancing.

         8.10 GENERAL INDEMNIFICATION: Save for cases of willful misconduct or gross negligence on the part of the Bank, the Borrower agrees to indemnify and hold harmless the Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents to which the Borrower is or is to become a party or the transactions evidenced thereby.

9.       COVENANTS

         The Borrower undertakes towards the Bank that, for so long as any sum remains to be payable by the Borrower under or in connection with this
Agreement:

         9.1 FINANCIAL COVENANTS: The Borrower will ensure that it meets and will meet at all times the following financial covenants:

                  9.1.1 MINIMUM NET INCOME: The Net Income of the Borrower during two consecutive calendar quarters shall not fall below zero. The Borrower shall submit on an ongoing basis to the Bank within forty-five
         (45) days after the end of the last preceding calendar quarter (beginning with the calendar quarter ending on March 31, 1993), for the last preceding two calendar quarters, such financial data and information, prepared in accordance with GAAP consistently applied, from which the Bank is able to verify whether the covenant pursuant to sentence 1 above has been met.

                  9.1.2 INTEREST COVERAGE: The Borrower will not permit the ratio of (a) EBIT to (b) the total expense of the Borrower for interest on Indebtedness for borrowed money (whether or not, with respect to subordinated debt, payment thereof is prohibited and not paid by reason of any applicable subordination) to be less than 1.25:1. The Borrower shall submit on an ongoing basis to the Bank, within forty-five (45) days after the end of the last preceding calendar quarter, for the last preceding four calendar quarters (beginning with the calendar quarter ending on March 31, 1993 and cumulatively built-up until four calendar quarters shall have been completed) such financial data and information prepared in accordance with GAAP consistently applied, from which the Bank is able to verify whether the covenant pursuant to sentence 1 above has been met.

                  9.1.3 TOTAL LIABILITIES TO NET WORTH: The Borrower will not permit the ratio of (a) Total Consolidated Liabilities (excluding any Subordinated Intercompany Debt) to (b) Consolidated Tangible Net Worth (excluding any adjustments for exchange rate fluctuations and plus any Subordinated Intercompany Debt) to be more than as set forth below during the periods set forth below:

           For The Periods:                            Maximum Ratio
           ----------------                            -------------
           1/1/93 - 12/31/93                                5.5:1
           1/1/94 - 12/31/94                                5.5:1
           1/1/95 - 12/31/95                                5.0:1
           1/1/96 - 12/31/96                                4.0:1
           1/1/97 - 12/31/97 and thereafter                 3.0:1

         The Borrower shall submit on an ongoing basis to the Bank, within forty-five (45) days after the end of the last preceding calendar quarter, for such last preceding calendar quarter (beginning with the calendar quarter ending on March 31, 1993) such financial data and information, prepared in accordance with GAAP consistently applied, from which the Bank is able to verify whether the covenant pursuant to sentence 1 above has been met.

         9.2 FINANCIAL STATEMENTS: The Borrower will deliver to the Bank two (2) copies of the following:

                  9.2.1    as soon as available and in any event at least thirty
         (30) days prior to the beginning of the next fiscal year its annual budget including business projections for the next fiscal year;

                  9.2.2    as soon as available and in any event within ninety
         (90) days after the end of each fiscal year its audited annual financial statements prepared in accordance with German law and generally accepted accounting principles consistently applied, as well as a translation thereof into annual financial statements following U.S. formate and in accordance with GAAP consistently applied;

                  9.2.3 as soon as available and in any event within forty-five (45) days after the end of each calendar quarter (or quarter of a fiscal year deviating from the calendar year) quarterly financial statements prepared in accordance with GAAP consistently applied;

                  9.2.4 as soon as available and in any event within two (2) weeks after the end of each calendar month, a Borrowing Base Report;

                  9.2.5 from time to time upon request by the Bank, such other financial data and information (including, without limitation accountants' management letters and such other information regarding the business and affairs and conditions, financial or otherwise, of the Borrower) as the Bank may reasonably request.

         9.3 INSPECTION OF PROPERTIES AND BOOKS: The Borrower shall permit the Bank to visit and inspect the properties of the Borrower, to examine the books and ledgers of the Borrower (and make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise), all at such times and intervals as the Bank may reasonably request, but at least twice in each calendar year. In connection with any such inspections or discussions, the Bank, on behalf of itself or any representative authorized by it, agrees to treat as confidential any non-public information that the Borrower shall designate as confidential information, provided, however, that this Clause 9.3 shall not affect the disclosure by the Bank of information required to be disclosed to its auditors, regulatory agencies or pursuant to any legal process or by virtue of any other law, regulation, order or interpretation.

         9.4 INSURANCE: The Borrower shall take out and maintain with financially sound and reputable insurers insurance with respect to its business and in particular its assets (in particular the Real Estate) against such casualties and contingencies as shall be in accordance with sound business practices and in amounts, containing such terms, and for such periods as may be reasonably satisfactory to the Bank. The Borrower hereby assigns for security purposes to the Bank all present and future claims of the Borrower against insurers. The Borrower shall inform the insurers of (i) the Bank's entitlement to any and all rights under the insurance contracts, and (ii) the Bank's exclusive assumption of the rights, and not of the obligations, under the insurance contracts. The Borrower shall request the insurers to provide the Bank with according security notes. In the event that the Borrower shall not insure, or not sufficiently insure, the risks concerned, the Bank shall be entitled to do so at the Borrower's risk and expense. If so requested by the Bank, the Borrower shall take out the insurance in favour of the party concerned, or naming the bank as insured party.

         9.5 TAXES AND OTHER COSTS: The Borrower shall (i) duly file all returns and other forms when the same are due for filing with respect to, and will (ii) duly pay and discharge before the same shall become overdue, all taxes, duties, assessments and other governmental charges imposed upon it and its properties, in particular real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labour, materials and supplies that, if unpaid might by law result in a lien or other encumbrance upon any of its properties.

         9.6 COMPLIANCE WITH LAWS AND CONTRACTS: The Borrower shall at all times fully comply with (i) all applicable laws and regulations wherever its business is conducted, including all environmental laws, (ii) all contracts, all agreements and instruments by which it or any of its properties may be bound, and (iii) all applicable decrees, orders or judgments, in each case where non-compliance could reasonably be expected to have an adverse effect on the Borrower or its business.

         9.7 FURTHER ASSURANCES: The Borrower shall fully cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction and to implement, the transactions contemplated in this Agreement any other Loan Documents.

         9.8 NOTICE OF DEFAULT: The Borrower shall promptly notify the Bank in writing of the occurrence of any Event of Default. If any person shall give any notice or take any other action in respect of a claimed default under this Agreement, or any other note, evidence of indebtedness, indenture or other obligation to which the Borrower is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice of the action and the nature of the claimed default in reasonable detail.

         9.9 NOTICE OF LITIGATION AND CLAIMS: The Borrower shall, immediately upon become aware thereof, notify the Bank in writing of any pending or threatened litigation, judgment, administrative order, setoff, claims, withholdings or other defenses with an individual value of

DM 100,000 or more to which the Borrower or any of its properties are or may become subject, describing the nature thereof in reasonable detail.

         9.10 RESTRICTIONS ON SALE AND LEASE BACK: The Borrower shall not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property, in particular real property, owned by it in order then or thereafter to lease such property or other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred, except for any such sale and lease back transactions entered into with Simonds Industries Inc. or directly or indirectly wholly owned subsidiaries of Simonds Industries Inc., which shall provide for a subordination of the claims of the other party, and which shall require the express prior and written consent of the Bank which consent shall not be unreasonably withheld.

         9.11 CONSOLIDATION, MERGER AND SALE OF ASSETS: The Borrower shall not merge or consolidate into or with any other person or convey, sell, lease or otherwise dispose of all or substantially all of its assets.

         9.12 LIQUIDATION: The Borrower shall not liquidate, dissolve or wind up its affairs nor institute, consent to or fail promptly to contest proceedings for any such purpose.

         9.13 LOCAL BANK ACCOUNTS: The Borrower shall have the right to maintain current accounts with Volksbank Hessisch-Lichtenau eG and/or Kreissparkasse Kassel and/or Raiffeisenbank Spangenberg, Commerzbank Kassel, Deutsche Bank Kassel, for the operation of its day-to-day business operations. With the express prior and written consent of the Bank (which consent shall not be unreasonably withheld) the Borrower shall have the right to open other current accounts with other local banks for the operation of its day-to-day business operations. Within two (2) weeks after the end of each calendar month the Borrower shall (i) report to the Bank the balance on each of such local current accounts by delivery to the Bank of the originals of the statements of account received by the Borrower from such banks, and (ii) remit to its current account with the Bank any credit balances standing on such local current accounts which are in excess of an aggregate amount of DM 300,000.

10.      REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Bank as follows:

         10.1 INCORPORATION; EXISTENCE: The Borrower is a company with limited liability (GmbH) duly established and validly existing under the laws of the Federal Republic of Germany. True and complete copies of the Articles of Association as well as of the extract from the Commercial Register of the Borrower reflecting the current state of registrations and facts which require registration will be delivered by the Borrower on or prior to the Disbursement Date. The Borrower does not hold any participations (shares, voting rights, silent partnerships, etc.) in any corporation, partnership, or other entity.

         10.2 AUTHORIZATION: The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority and legal right of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, and (iv) do not conflict with any provision of the Articles of Association of the Borrower of, or any agreement or other instrument binding upon, the Borrower.

         10.3 ENFORCEABILITY: The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         10.4 GOVERNMENTAL APPROVALS: The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the Borrower to obtain the approval or consent of, to make a filing with, or to perform or obtain the performance of any other act by or in respect of any governmental agency or authority.

         10.5 TITLE TO PROPERTIES; LEASES: Except for the assets specifically excluded from the transfer of title for security purposes pursuant to Exhibit 4 to the Security Transfer Agreement, the Borrower owns all of the assets reflected in the As-If-Opening-Balance-Sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, land charges, leases, conditional sales agreements, title retention agreements, liens, charges or other encumbrances, except for Permitted Liens. The Borrower enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

         10.6     FINANCIAL STATEMENTS; SOLVENCY:

                  10.6.1 The Borrower has furnished to the Bank the As-If-Opening-Balance-Sheet as at the Balance Sheet Date. The Als-Ob-Eroffnungsbilanz has been prepared in accordance with applicable law and generally accepted accounting principles in Germany consistently applied and is correct and complete in all material respects and fairly presents the financial condition of the Borrower as at the Balance Sheet Date. The Als-Ob-Eroffnungsbilanz has been correctly translated into the As-If-Opening-Balance-Sheet in compliance with U.S. formate and GAAP. There are no contingent liabilities of the Borrower as of the Balance Sheet Date or incurred thereafter involving material amounts, known to the Borrower and not disclosed in said balance sheets and the related notes thereto.

                  10.6.2 The Borrower (both before and after giving effect to the transactions contemplated hereby) is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

         10.7 NO MATERIAL CHANGES, ETC.: Since the Balance Sheet Date there has occurred (a) no materially adverse change in the financial condition or business or prospects of the Borrower as shown on or reflected in the As-If-Opening-Balance-Sheet as at the Balance Sheet Date, or (b) no change which could reasonably be expected to affect materially and adversely the projections of cash flow for the fiscal year ending December 31, 1993.

         10.8 FRANCHISES, PATENTS, COPYRIGHTS, ETC.: The Borrower possesses or has a valid right to use all franchises, patents, copyrights, inventions, technology, trademark registrations, trademarks, trade names, trade secrets, service marks, licenses and permits, and rights in respect of the foregoing and patent and trademark applications and rights in respect thereto (collectively, the "Proprietary Rights"), adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. The Borrower is not aware of any existing or threatened infringement or misappropriation of (a) any Proprietary Rights of others, or (b) any Proprietary Rights of the Borrower by others, in any way which could reasonably be expected to have a material adverse effect on the business, assets or condition or prospects, financial or otherwise, of the Borrower.

         10.9 NO LITIGATION: There are no actions, suits, proceedings or investigations of any kind with a value of DM 100,000 or more in the individual case pending or, to the best of the Borrower's knowledge, threatened against the Borrower before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected, either in any case or in the aggregate, to materially adversely affect the properties, assets, financial condition or business or prospects of the Borrower or materially impair the right of the Borrower to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents to which the Borrower is or is to become a party, or any action taken or to be taken pursuant hereto or thereto.

         10.10 NO MATERIALLY ADVERSE CONTRACTS, ETC.: The Borrower is not a party to any contract or agreement that has or, to the best of the Borrower's knowledge, is expected to have any materially adverse effect on the business or prospects of the Borrower.

         10.11 COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC.: The Borrower is not in violation of any provision of its corporate documents, or any agreement or instrument to which it is subject or by which it or any of its properties are bound, or any law, rule, regulation, decree, order, judgment, statute license, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or could reasonably be expected to materially and adversely affect the financial condition, properties or business of the Borrower or the Borrower's ability to perform the obligations hereunder.

         10.12 TAX STATUS: The Borrower (a) made or filed all tax returns (including, without limitation, all VAT tax returns), reports and declarations required by any jurisdiction to which it is subject, or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental duties or charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by applicable law or generally accepted accounting principles in Germany, have been established, and (c) set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes or other governmental duties or charges in any material amount claimed to be due by any taxing or other authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         10.13 NO EVENT OF DEFAULT: No Event of Default has occurred and is continuing.

         10.14 ABSENCE OF FINANCING STATEMENTS, ETC.: Except with respect to Permitted Liens, there is no financing statement, security agreement, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, or otherwise created by the Borrower that purports to cover, affect or give notice of any present or possible future lien on, or security interest or charge in, any assets or property of the Borrower or rights thereunder.

         10.15 ARM'S LENGTH TRANSACTIONS: All transactions between the Borrower and the Guarantors or any other affiliate are made and carried out upon terms no more or less favourable than the Borrower could obtain from third parties (arm's length).

         10.16 REAL ESTATE: The Real Estate, the buildings erected thereon, and all other fixtures and fittings thereof, have been properly maintained, and no substantial maintenance or repair is outstanding. The buildings have been erected in accordance with applicable formal and substantive building laws and regulations, and comply with generally accepted standards of technique and construction.

         10.17    ENVIRONMENTAL COMPLIANCE:

                  10.17.1 The Borrower is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters.

                  10.17.2 No portion of any of the Real Estate has been used for the handling, processing, storage or disposal of hazardous substances and no underground tank or other underground storage receptacle for hazardous substances is located on such properties; (ii) in the course of its activities, the Borrower has not generated or is generating any hazardous waste on any of the Real Estate; and (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of hazardous substances by the Borrower on, upon or into any of the Real Estate, which releases could have an adverse effect on the value of such properties. In addition, to the best of the Borrower's knowledge, there have been no such releases on, upon or into any real property in the vicinity of any of the Real Estate that, through soil or groundwater contamination, may be located on and that could reasonably be expected to have a materially adverse effect on the value of any of the Real Estate.

         10.18 DISCLOSURE: No representation or warranty made by the Borrower in this Agreement or any of the Loan Documents to which the Borrower is or is to become a party or in any other document furnished from time to time in connection herewith or therewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower that materially adversely affects, the business, property or financial condition or prospects of the Borrower.

         10.19 REPETITION: Each of the above representations and warranties will be correct and complied with in all respects at any point in time so long as any sum remains to be lent or remains payable under this Agreement or any of the Loan Documents to which the Borrower is or is to become a party as if repeated by reference to the then existing circumstances, except that each reference to Financial Statements in Clause 10.6 shall be construed as a reference to the then latest available annual financial statements.

11.      SURVIVAL OF COVENANTS; DISCLOSURE

         11.1 SURVIVAL OF COVENANTS: All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant thereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Bank of the Term Loan or other extension of credit, as herein contemplated, and shall continue in full force and effect so long as any obligation of the Borrower under this Agreement or any Loan Document remains outstanding or the Bank has any obligation to extend credit thereunder. All statements contained in any certificate or other paper delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

         11.2 DISCLOSURE: The circumstances correctly and completely disclosed in SCHEDULE 3 hereto shall not constitute a breach of any of the representations and warranties set forth in Clause 10 above, provided, however, that (i) the storing and ground tanks described in items 2 and 3 of Schedule 3 are not in violation of the representations and warranties given in Clause

10.17.1 above, and (ii) if any of the circumstances described in item 1 of
Schedule 3 individually, or all of the circumstances described in item 1 of
Schedule 3 in the aggregate, require the Borrower to spend (as capital expenditure, fine, fees, or otherwise) an amount or amounts in the aggregate of DM 150,000 or more, the circumstances or any of them shall, although disclosed, constitute an Event of Default in the meaning of Clause 12 below.

12.      DEFAULT

         12.1 EVENTS OF DEFAULT: Each of the following events shall constitute an Event of Default:

                  12.1.1 NON-PAYMENT: The Borrower will not pay when and in the manner provided in this Agreement or any other Loan Document to which the Borrower is or is to become a party any sums payable to the Bank.

                  12.1.2 BREACH OF WARRANTY: Any representation, warranty or statement by the Borrower in this Agreement or any other Loan Document to which the Borrower is or is to become a party is not complied with or is or proves to have been incorrect in any respect when made or, if it had been made on a later date by reference to the circumstances then existing, would have been incorrect in any respect on that later date, provided, that in the event of a breach of any of the warranties specified in Clause 10.5 or 10.17 (which breach must not have a value of DM 100,000 or more in the individual case) the Borrower shall have the right to cure the breach within two (2) weeks upon becoming aware thereof exercising the care of a prudent businessman.

                  12.1.3 BREACH OF UNDERTAKING: The Borrower will not perform or comply with any one or more of its obligations under Clause 9 above, provided, that in the event of a breach of the covenants undertaken by the Borrower in Clause 9.6 above (which breach must not have a value of DM 100,000 or more in the individual case) the Borrower shall have the right to cure the breach within two (2) weeks upon becoming aware thereof exercising the care of a prudent businessman.

                  12.1.4 BREACH OF OTHER OBLIGATION: The Borrower will not perform or comply with any one or more of its other obligations under or in connection with this Agreement or any of the other Loan Documents to which the Borrower is or is to become a party, except for minor defects which shall be cured by the Borrower promptly upon the occurrence thereof.

                  12.1.5 BREACH OF GUARANTEE; CROSS DEFAULT: Any of the Guarantors will not perform or comply with any one or more of its obligations under or in connection with the Guarantee or any other contract, agreement, or other arrangement with the Bank; or any condition or event will occur which constitutes a default or which, with the giving of notice or the lapse of time, or both, constitutes a default under the terms of the Fleet Agreement or the MCRC Agreement.

                  12.1.6 SHAREHOLDER OF THE BORROWER: The Borrower ceases to be a directly or indirectly wholly owned subsidiary of Simonds Industries Inc.

                  12.1.7 INSOLVENCY: The Borrower or any of the Guarantors becomes insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceedings or other step with a view to re-adjustment, rescheduling or deferral of all of its indebtedness (or of any part of its indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of the Borrower or any of the Guarantors.

                  12.1.8 SECURITY ENFORCEABLE: Any present or future security on or over the assets of the Borrower or any of the Guarantors becomes enforceable.

                  12.1.9 DISSOLUTION: Any step is taken by any person for the dissolution or bankruptcy or composition proceedings of the Borrower or any of the Guarantors or for the appointment of a receiver, trustee or similar officer of the Borrower or any of the Guarantors or of any of their respective assets.

                  12.1.10 AUTHORIZATIONS AND CONSENTS: Any action or condition at any time required to be taken, fulfilled or done for any of the purposes of this Agreement or any of the Loan Documents is not taken, fulfilled or done or any such consent is not complied with.

                  12.1.11 ANALOGOUS EVENTS: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events specified in this Clause 12.

                  12.1.12 MATERIAL ADVERSE CHANGE: Any event occurs or circumstances arise which give(s) reasonable grounds in the opinion of the Bank for believing that the Borrower or any of the Guarantors may not (or may be unable to) perform or comply with any one or more of their respective obligations under this Agreement, the Guarantee or any other Loan Document.

                  12.1.13 FAILURE TO REFINANCE: Volksbank Spangenberg Zweigniederlassung der Volksbank Hessisch-Lichtenau eG will not, in form and contents satisfactory to the Bank, execute the Assignment of Land Charges Hessisch-Lichtenau and the statement pursuant to Clause
         3.2.1 within two (2) weeks from the date of this Agreement.

         12.2 CANCELLATION/ACCELERATION: At any time upon the occurrence of an Event of Default and for as long as the same remains to be continuing, the Bank shall be entitled, by written notice to the Borrower to declare:

                  12.2.1 the Working Capital Line Facility to be cancelled, whereupon it shall be cancelled; and/or

                  12.2.2 the Term Loan and any amounts outstanding under the Working Capital Line Facility to be immediately due and payable, whereupon they shall become so due and payable.

13.      EXPENSES

         Whether or not the Term Loan or any amounts under the Working Capital Line Facility will be disbursed under this Agreement, the Borrower shall pay:

         13.1 INITIAL EXPENSES: on demand, all costs and expenses (including taxes thereon and fees for legal and other professional advisers) incurred by the Bank in connection with the preparation, negotiation, entering into of this Agreement and the other Loan Document and/or any amendment of or waiver in respect of this Agreement and the other Loan Document; and

         13.2 ENFORCEMENT EXPENSES: on demand, all costs and expenses (including taxes thereon and fees for legal and other professional advisers) incurred by the Bank in protecting or enforcing any rights under or in connection with this Agreement and/or the other Loan Documents and/or any amendment or waiver thereof.

14.      ASSIGNMENT

         14.1 BENEFIT AND BURDEN OF THIS AGREEMENT: This Agreement and the other Loan Documents shall benefit and be binding on the parties, their respective successors and any permitted assignee or transferee of some or all of a party's rights or obligations thereunder. Any reference in this Agreement to any party shall be construed accordingly.

         14.2 BORROWER: The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement or any other Loan Document to which the Borrower is or is to become a party.

         14.3 BANK: The Bank may assign or otherwise transfer its rights and obligations under this Agreement and the other Loan Documents, or sell participations in any interest therein, to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights and obligations of the Bank in respect thereof. However, under no circumstances shall the Bank (i) hold less than 50% of the total outstandings from the Borrower under or in connection with this Agreement at the time of the assignment, transfer or sale of participation, or (ii) substitute any other institution as the agent (of a group of lenders) for purposes of this Agreement.

15.      COMMUNICATIONS

         15.1 ADDRESSES: Each communication under this Agreement shall be made by telex, telefax (to be followed by a hard copy) or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the telex or telefax number or address, and marked for the attention of the person (if any), from time to time designated by that party to the other party. The initial telex or telefax number, address and person (if any) so designated by each party are as follows:

         THE BORROWER:         WESPA Metallsagenfabrik
                               Simonds Industries GmbH
                               Lochmuhle 3
                               3509 Spangenberg
                               Telex Nr.: 99939 wespa d
                               Telefax Nr.: 05663/50666
                               Attn.: Geschaftsfuhrung

         THE BANK:             The First National Bank of Boston
                               Zweigniederlassung Frankfurt
                               Friedrich-Ebert-Anlage 2-14
                               (City-Haus)
                               6000 Frankfurt am Main
                               Telefax Nr.: 069/7545-240
                               Attn.: Commercial Banking

         15.2 LANGUAGE: All communications and documents shall be in English.

16.      MISCELLANEOUS

         16.1 CONDITION PRECEDENT: The validity and becoming effective of this Agreement is conditional upon the execution, in form and substance satisfactory to the Bank, of an intercreditor agreement between the Bank (Boston Office) and Fleet Bank of Massachusetts, N.A.

         16.2 NO IMPLIED WAIVERS, REMEDIES CUMULATIVE: No failure on the part of the Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement or the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement or the other Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

         16.3 FORM: This Agreement supersedes all prior negotiations and agreements between the parties concerning the subject matter of this Agreement and can be modified or amended only by written instrument signed by all parties unless a stricter form is required by mandatory law. This form requirement shall also apply to any change, modification or waiver of the form requirement set forth in the preceding sentence.

         16.4 SEVERABILITY: Should any or several provisions of this Agreement be or become invalid or impracticable in whole or in part, this shall not affect the validity of the remaining provisions of this Agreement. In this event, the invalid or impracticable provision is deemed replaced by a provision which corresponds to the spirit and the purpose of the invalid or impracticable provision to the greatest extent possible. In the event of gaps in this Agreement, if any, the gap shall be deemed filled by such provisions which the parties would have reasonably agreed upon in the light of the spirit and purpose reflected in this Agreement had they been aware of the gap at the outset.

         16.5 COUNTERPARTS: This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Bank shall constitute one and the same instrument.

         16.6 GENERAL BUSINESS TERMS: To the extent no provision has been made in this Agreement, the General Business Terms of the Bank shall apply to this Agreement a copy of which is attached hereto as SCHEDULE 4.

         16.7 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

         16.8 JURISDICTION: In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Borrower irrevocably and for the benefit of the Bank submits to the jurisdiction of the District Court (Landgericht) in Frankfurt am Main.

         16.9 SUBMISSION NOT TO AFFECT: This submission shall not affect the right of the Bank to take proceedings in any other competent jurisdiction.

         16.10 SERVICE OF PROCESS: The Borrower hereby accepts its appointment as agent for service of process for Simonds Holding Company Inc. or Simonds Industries Inc. in certain of the Loan Documents.


WESPA Metallsagenfabrik Simonds Industries GmbH by:


/s/
-----------------------------------------



The First National Bank of Boston by:


/s/
-----------------------------------------